Exhibit 23.1

ALOBA, AWOMOLO & PARTNERS
(Chartered Accountants)
Floor 4, Providence Court, Ajibade Bus Stop, Beside CocaCola Ibadan, Oyo State, Nigeria
Tel: 08055439586, 08034725835
Email: audits@alobaawomolo.org; website: www.alobaawomolo.org

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of OXO

We hereby consent to the inclusion of our report dated September 25, 2025, relating to the financial statements of OXO as of and for the period ended August 31, 2025, in the Registration Statement on Form S-1 and to the reference to our firm under the caption “Experts” in the Registration Statement.

Aloba, Awomolo & Partners - PCAOB ID# 7275

/s/ Aloba, Awomolo & Partners

Ibadan, Nigeria

March 7, 2026